Exhibit 99.2

GETAROUND MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless otherwise defined herein, defined terms included below have the same meaning as terms defined and included in the proxy statement/prospectus dated November 14, 2022 and filed with the Securities and Exchange Commission by InterPrivate II on November 16, 2022 (the “proxy statement/prospectus”).

The following discussion and analysis provides information that Getaround’s management believes is relevant to an assessment and understanding of Getaround’s results of operations and financial condition. This discussion and analysis should be read together with the consolidated financial statements and the related notes and other financial information of Getaround included in the Form 8-K and the proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth in the proxy statement/prospectus, including information with respect to Getaround’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Forward-Looking Statements,” “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Form 8-K and the proxy statement/prospectus for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Unless the context otherwise requires, references in this “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “our,” “us,” the “Company” or “Getaround” refer to the business and operations of Getaround, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination, which will be the business of New Getaround following the consummation of the Business Combination.

Overview

Getaround is a global carsharing marketplace, powered by proprietary technology designed to make sharing cars simple, digital, on-demand, and automated. We reimagined the traditional car ownership model by empowering consumers, whom we refer to as our guests, to instantly and conveniently access safe, affordable and desirable cars they need while providing earnings potential to car owners who supply them, whom we refer to as our hosts. Our marketplace is designed to allow for a fully digital and contactless experience, without guests needing to wait in line at a car rental facility, manually fill out any paperwork, or meet anyone in person to exchange keys. Since launching in 2011, we have been focused on building and innovating our digital carsharing marketplace in the United States and internationally. As of September 30, 2022, our platform supports approximately 1.7 million unique guests and has approximately 72,000 active cars in more than 1,000 cities across 8 countries worldwide, including in the United States and across Europe.

We believe booking and sharing cars should be a frictionless and hassle-free experience. Our proprietary cloud-based platform, which we call the Getaround Connect Cloud Platform, creates a digital experience that makes it easy for guests to find cars nearby, and for hosts to share their cars with guests, in both high and low population-density geographies. To date, we have facilitated approximately 6 million carsharing trips and our hosts have earned more than $390 million via our marketplace, leading the digital transformation of carsharing with 20 times as many connected cars on our network as compared to our closest competitor as of 2021, according to our estimates.

We have established a broad network of loyal hosts and guests on our platform. Hosts benefit from low entry costs, digital fleet management, and dynamic pricing algorithms and optimization informed through data analytics. Guests benefit from an easy-to-use platform, the ability 24/7 to book cars located nearby by the hour or day, and a contactless booking, pickup and return experience, eliminating the need for in-person interaction. We leverage our powerful technology platform, our scaled network, and the rich data captured from trips to derive insights and to innovate in order to provide hosts and guests an offering that we believe is superior.

The Business Combination

On May 11, 2022, we entered into the Merger Agreement with InterPrivate II, First Merger Sub and Second Merger Sub. InterPrivate II is a special purpose acquisition company formed for the purpose of effecting a business combination with one or more businesses. The Merger Agreement provides for, among other things, the following transactions at the Closing: (a) First Merger Sub will merge with and into Getaround, with Getaround being the surviving corporation of the First Merger, and (b) immediately following the First Merger, Getaround will merge with and into Second Merger Sub, with Second Merger Sub being the surviving company of the Second Merger as a direct wholly owned subsidiary of InterPrivate II. Upon the consummation of the Business Combination, InterPrivate II will be renamed “Getaround, Inc.”

The Business Combination is expected to be accounted for as a reverse capitalization in accordance with GAAP. Under the guidance in ASC 805, InterPrivate II is expected to be treated as the “acquired” company for financial reporting purposes. We expect to be deemed the accounting predecessor of the combined business and will be the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to be treated as the equivalent of Getaround issuing stock for the net assets of InterPrivate II, accompanied by a recapitalization. The net assets of InterPrivate II will approximate its historical cost with no goodwill or intangible assets recorded in connection with the Business Combination.

The Business Combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse capitalization. The most significant changes in our future reported financial position and results are expected to be an estimated net increase in cash (as compared to our consolidated balance sheet at September 30, 2022) of between approximately $399.1 million, under the no redemption scenario, and $145.1 million, under the contractual maximum redemption scenario, and, in each case, including $175.0 million in gross proceeds from the Convertible Notes Financing, offset by the repayment of $78.0 million in borrowings on our credit facility with Deutsche Bank and additional transaction costs for the Business Combination, which are estimated at approximately $20.0 million. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a result of the Business Combination, we will become the successor to an NYSE-listed reporting company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, non-employee director fees, and additional internal and external accounting, legal and administrative resources.

Bridge Financing

In a series of closings during 2022, Getaround sold $35.4 million aggregate principal amount of Getaround 2022 Bridge Notes pursuant to the Getaround 2022 Bridge Note Purchase Agreement. The Getaround 2022 Bridge Notes accrue interest at a rate of 1.85% per annum and mature in May 2024. Under the terms of the Getaround 2022 Bridge Note Purchase Agreement, Getaround may sell up to an additional $14.6 million aggregate principal amount of Getaround 2022 Bridge Notes. The Getaround 2022 Bridge Notes will automatically convert prior to maturity (i) upon the consummation of Getaround’s initial public offering, into shares of Getaround Common Stock, or (ii) upon the consummation of a business combination with a special purpose acquisition company, into shares of the common stock of such special purpose acquisition company, in each case at a discount to the price per share in such transaction. In the case of a business combination, the then-outstanding principal amount under the Getaround 2022 Bridge Notes, including any accrued interest thereon, will convert at a conversion price equal to $7.00 per share (or 70% of the price per share of the common stock of such special purchase acquisition company). In the event of certain qualified equity financings, the Getaround 2022 Bridge Notes will convert upon the election of the holders thereof into shares of the series and class of Getaround Capital Stock issued in such financing at a discount to the cash price per share in such transaction. The Getaround 2022 Bridge Notes will also convert in the event of any liquidation transaction into the right to receive payment in cash of the outstanding principal amount, plus a premium, and any accrued but unpaid interest.

COVID-19 Update

The global COVID-19 pandemic and the resulting economic contraction has severely restricted the level of economic activity globally and continues to have an unprecedented effect on the global travel and hospitality industry. At times, governments and regulatory authorities have implemented measures to contain the COVID-19 pandemic, such as imposing restrictions on travel and business operations.

In response to COVID-19 and the unpredictable impacts to our business and to the market environment in cities where we operate, we shifted our strategy away from revenue growth and instead focused on preserving car supply and improving unit economics. This change in strategy, beginning in 2020 and continuing throughout 2021, included efforts directed towards: (i) reorganizing departments and personnel within Getaround to re-focus our teams and investments away from customer acquisition and instead on customer retention; (ii) investments in product and personnel to improve variable costs as a percentage of Total Revenues, with a particular focus on reducing trip support costs; (iii) investments in product and data science to improve our monetization of trips, with a particular focus on risk-based pricing improvements; and (iv) reducing certain fixed-cost centers as a percentage of Total Revenues to reduce our net loss. With the pandemic easing in 2022 and with the expectation of forthcoming capital investments, we have gradually returned our focus on growth and customer acquisition, and towards profitably growing our marketplace leveraging our improved unit economics.

Furthermore, the COVID-19 pandemic has had an unprecedented detrimental impact to the global supply chain, increasing the prices of consumer goods and causing concerns among central banks of increased risk of inflation. In response, many central banks across the globe, and in the markets where we operate, have increased key interest rates. While these interest rate increases have not directly impacted Getaround in the financial reporting periods presented in the Form 8-K and the proxy statement/prospectus, there could be adverse impacts to our cost of borrowing should the company seek additional credit financing in the future. We do not have any plans at this time to seek credit financing not otherwise described in this proxy statement/prospectus. We are also monitoring the potential impact to our host community in determining whether increased costs of borrowing are impacting their ability to access auto financing. We believe that our revenue and pricing model sufficiently addresses this risk by ensuring that hosts are generating enough revenue to offset any potential increases to their borrowing costs in the future. We believe this risk may be further mitigated should the increased cost of auto financing lead to reduced consumer demand for car ownership and increased demand for our service.

The ongoing impact of the COVID-19 pandemic on our business and results of operations remains highly uncertain for the foreseeable future and we may experience materially adverse impacts to our business and results of operations. Due to the evolving and uncertain nature of the pandemic, we are not able to estimate the full extent of its impact on our business and results of operations.

Our Revenue Model

We operate a carsharing marketplace and generate revenue from fees charged to guests as well as subscriptions charged to hosts. A significant majority of our revenue in any period depends on a large number of Powerhosts, which we define as any host with multiple active cars in our marketplace. Getaround prices trips dynamically on the platform, leveraging our extensive repository of connected car data from the hundreds of millions of miles driven on our platform to intelligently price the risks of the trip, the market and the guest.

Our pricing system is designed to optimize each individual transaction value by balancing supply and demand information and utilizing dynamic pricing features that depend on multiple transaction attributes, such as trip length and location. The use of dynamic pricing features varies across geographies, as slightly different strategies are appropriate for different regions. In some geographies, all pricing is dynamically priced on a per trip basis, and varies by time of day, day of week, vehicle details, geography, historical demand and supply levels, among other factors. Hosts control the pricing of this model by setting a minimum daily rate for their vehicle, as well as other inputs such as the minimum trip duration. In other geographies, hosts have the option of using our pricing system to dynamically set prices on their vehicle, or to more specifically control prices directly on a per-day basis. If they choose to set prices themselves per-day, the system still provides personalized suggestions for pricing, based on a similar set of attributes and historical data as our fully dynamic model would do. Through these processes both the fee we charge the guest for usage of the vehicle subject to a booking, or the “Trip Price,” and in certain related fees, or “Trip-related Fees,” charged to the guest are capable of being set dynamically. Our pricing system also allows hosts in any geography to significantly increase their revenue yield by varying the Trip Price according to local supply and demand dynamics while Trip-related Fees, such as the booking fee and optional protection plans, are controlled by our pricing system based on a model that determines the risk profile of a trip, according to a number of risk factors such as lead time, trip duration, and an array of other factors. In some cases, prices for Trip-related Fees are set to offset the expected increased cost to the platform from riskier trips. Additionally, our dynamic pricing may improve revenue yield by incentivizing guests to book longer trips, thereby increasing the average order value and associated service revenue and host earnings.

The subscriptions that we charge to hosts vary by geography and typically include a Connect Subscription to access our connected car technology and may also include a Parking Subscription. Fees charged to hosts are independent of booking activity.

The revenue-generating components of a booked trip within our two-sided marketplace include:

•

Guests. For each trip on our platform, the amount we charge the guest consists of the Trip Price plus Trip-related Fees. The Trip Price and certain Trip-related Fees, such as a booking fee, are determined algorithmically at the time of booking while other fees may be charged during or after the trip, such as a toll fee or a late-return fee. The guest may also be charged various taxes, as applicable by geography, which we record as a pass-through and are excluded from Net Marketplace Value.

•

Hosts. For each trip on our platform, we charge a commission to the host based on a percentage of the Trip Price. The average commission on our platform is approximately 40% and the host retains the remaining 60%. A typical trip on our platform may also incur reimbursements back to the host for incidental charges such as low fuel or excess mileage. Third-party liability insurance for the host is included with every trip, provided that we do not provide insurance covering hosts and their vehicles, guests, or third parties where the host is a commercial entity and declines coverage under our policies.

Accordingly, under our model, our revenue consists of the commission that we charge to the host and 100% of the Trip-related Fees, which are net of reimbursements that may have been passed through to the host.

The table below shows the components of an illustrative booked trip, which is typically less than one day. Gross Booking Value and Net Marketplace Value in the table below exclude subscriptions charged to hosts and also exclude reductions in revenue resulting from incentive and refund payments made to hosts and guests. See the sections titled “— Key Business Metrics” and “— Non-GAAP Financial Measures” below for more information on the calculation of these metrics. For illustration purposes, we included a common reimbursement line item for incidental charges and an example of a local sales tax (which we collect and remit to local authorities in certain jurisdictions).

Illustrative Trip Example

Guest
Trip Price (dynamic)	$100.00
Plus: Trip-related Fees (including risk-based fees)	25.00
Plus: Host reimbursements	5.00
Plus: Taxes (as applicable, pass-through)	7.50

Total (Gross Booking Value)	$137.50

Host
Trip Price (dynamic)	$100.00
Plus: Host reimbursements	5.00
Less: Commission paid to Getaround	(40.00)

Total	$65.00

Getaround
Commission paid to Getaround	$40.00
Plus: Trip-related Fees (including risk-based fees)	25.00

Total (Net Marketplace Value)	$65.00

Components of Results of Operations

Total Revenues

We have three revenue streams: Carsharing Revenue, Connect Subscription Revenue, and Parking Revenue.

We generate substantially all of our revenue from our peer-to-peer carsharing marketplace platform that connects hosts and guests. We refer to that revenue stream as “Carsharing Revenue.” Carsharing Revenue is derived from trip reservation and other trip fees collected from guests who book and rent vehicles from the hosts through our platform at a mutually agreed upon rate. Within Europe, we are an intermediary of a sale of third-party vehicle insurance coverage to the guests during the booking process. We charge a nominal amount in exchange for being the intermediary in the sales transaction. Carsharing Revenue is presented net of payments due to hosts given that we act as an intermediary in the arrangement between the host and the guest.

We generate additional revenue from hosts’ subscriptions for the use of IoT hardware devices installed in certain cars, including the Getaround Connect IoT device. We refer to that revenue stream as “Connect Subscription Revenue”.

Carsharing Revenue and Connect Subscription Revenue are presented on a combined basis as “Service revenue” in our consolidated financial statements. Carsharing revenue represents substantially all of our Service Revenue as Connect Subscription Revenue has not been material in the periods presented.

The principal drivers of fluctuations in our Service revenue from period to period are our directed revenue management efforts, such as deliberate changes in pricing and availability optimization, and to a lesser extent, changes in the relative mix of cars on our marketplace, the relative mix of customer-specific use cases at a point in time (e.g., vacation travels and local trips), the scale of different cities across North America and Europe, foreign currency exchange rates, and the local pricing optimizations performed on a per-car and per-trip basis by our dynamic pricing system.

We also generate revenue by subleasing, on a monthly basis, dedicated parking spaces to our hosts. We refer to that revenue stream as “Parking revenue” and present it as “Lease revenue” in our consolidated financial statements.

Our Total Revenues are presented net of incentives and refunds. Please refer to Note 2–Summary of Significant Accounting Policies to our consolidated financial statements included in the Form 8-K and the proxy statement/prospectus for additional details on our revenue recognition policy.

Prior to 2021, our lease revenue included revenue we generated from leased vehicles. We collected revenue from users who booked, at an agreed upon rate, vehicles supplied via a lease arrangement. These vehicles were leased by us to accelerate growth by seeding new markets with a steady base of supply as well as to support strategic business partners such as Uber. We were solely responsible for paying vehicle lease costs to the lessor regardless of whether the vehicles were booked for use by guests on the platform, and accordingly we recognized vehicle lease revenue on a gross basis. Vehicle fleet lease revenue included direct lease fees and associated executory costs and were recognized on a straight-line basis evenly over the period of rental. At the beginning of the COVID-19 pandemic in 2020, we terminated our leased vehicles supply arrangements and related activities, and our marketplace supply is now solely comprised of vehicles owned by third-party hosts. As a result, we no longer generate revenue from vehicle leases and our lease revenue consists only of revenue generated from the subleasing of the leased parking spaces.

Costs and Expenses

Cost of Revenue (exclusive of depreciation and amortization)

Cost of Revenue includes payment-processing fees, server hosting charges, and chargebacks associated with operating our platform. Cost of Revenue does not include depreciation and amortization. Cost of Revenue (exclusive of depreciation and amortization) may vary as a percentage of Total Revenues from year to year depending on booking activity on our marketplace.

Sales and Marketing

Sales and marketing expenses consist primarily of online digital advertising, brand advertising, out of home and outdoor advertising, market research, agency costs, trade shows and other events, public relations, and compensation and related personnel costs of our salesforce and marketing teams. We expect that our sales and marketing expense will increase and will vary from period to period as a percentage of net revenue for the foreseeable future.

Operations and Support

Operations and support expense primarily consists of trip support costs, compensation and related expenses of operations personnel, driver’s license and identity checks, parking space lease expense, onboarding expenses and other operating costs. Operations and support expense also includes vehicle lease expense in periods prior to our termination of the leased vehicle supply arrangements. Trip support costs consist of auto insurance, insurance claims support and customer relations costs.

We expect that our operations and support costs will continue to increase for the foreseeable future to the extent that we continue to see growth in our key business metrics. Operations and support expenses may vary as a percentage of Total Revenues from year to year.

Technology and Product Development

Technology and product development expenses consist primarily of prototypes, product testing and testing equipment, and compensation and related personnel costs associated with the development, testing and maintenance of our software, hardware, and user experience. We expect that our technology and product development expenses will increase and vary from period to period as a percentage of Total Revenues for the foreseeable future. Further, as the adverse economic and other impacts from the COVID-19 pandemic continue to ease, we expect our costs associated with research and development activities to increase and become material in the short to medium term as we resume investments in technology and product development and the integration of our global operations and technology platform.

General and Administrative

General and administrative expenses consist primarily of office space and facilities, non-auto insurance, professional services, business tools and subscriptions, and compensation and related personnel costs of our administrative teams. We expect that we will incur additional general and administrative expenses as a result of operating as a public company. We expect that our general and administrative expenses will increase, vary as a percentage of Total Revenues from period to period over the short term, and decrease as a percentage of Total Revenues over the long term.

Depreciation and Amortization

Depreciation and amortization expenses consist of the associated depreciation and amortization of computer equipment, office furniture and equipment, leasehold improvements, and intangibles and the impairment of long-lived assets. We expect that our depreciation and amortization expenses will vary as a percentage of Total Revenues from period to period over the short term, and decrease as a percentage of Total Revenues over the long term.

Gain on Extinguishment of Debt

During the year ended December 31, 2020, the exchange of convertible promissory notes to equity resulted in the recognition of a gain on extinguishment of debt during the period.

During the year ended December 31, 2021, our Paycheck Protection Program loan was forgiven and resulted in the recognition of a gain on extinguishment of debt during the period.

Convertible Promissory Note and Securities Fair Value Adjustment

Certain debt instruments issued by Getaround are carried at fair value on our balance sheet. Changes in fair value of those instruments are captured in our results of operation. Convertible promissory note and securities fair value adjustment consists of unrealized gains and losses as a result of marking our convertible promissory notes to fair market value at the end of each reporting period. We will continue to recognize changes in the fair value of such instruments until each respective instrument is exercised, repaid, or qualifies for equity classification. For additional information on securities carried at fair value and fair value measurement please refer to Note 3 - Fair Value Measurement to our consolidated financial statements included in the Form 8-K and the proxy statement/prospectus.

Warrant Liability Fair Value Adjustment

Certain warrants issued by Getaround are deemed to be a liability for accounting purposes and are therefore carried at fair value on our balance sheet. Changes in the fair value of those liabilities are captured in our results of operations. Warrant liability fair value adjustment consists of unrealized gains and losses as a result of marking our liability classified warrants to fair market value at the end of each reporting period. We will continue to recognize changes in the fair value of such warrants until each respective warrant is exercised, expired, or qualifies for equity classification. For additional information on securities carried at fair value and fair value measurement please refer to Note 3 – Fair Value Measurement to our consolidated financial statements included in the Form 8-K and the proxy statement/prospectus.

Interest Expense, Net

Interest expense is associated with our outstanding debt, including amortization of debt discounts and issuance costs.

Other Income (Expense), Net

Other income (expense), net consists of various, individually immaterial items that are not directly related to operations of Getaround.

Income Tax Benefit

Income tax benefit consists primarily of income taxes in certain foreign and state jurisdictions in which we conduct business. We maintain a full valuation allowance against our U.S. deferred tax assets because we have concluded that it is more likely than not that the deferred tax assets will not be realized.

Results of Operations

Nine Months Ended September 30, 2022, Compared to Nine Months Ended September 30, 2021

The following table summarizes our condensed consolidated statements of operations and comprehensive loss for each of the periods presented:

	Nine Months Ended September 30,
(In thousands)	2022	2021
Service revenue	$43,967	$46,733
Lease revenue	1,058	1,473

Total Revenues	45,025	48,206

Costs and Expenses
Cost of revenue (exclusive of depreciation and amortization):
Service	3,754	4,306
Lease	90	136
Sales and marketing	22,736	12,942
Operations and support	39,596	35,452
Technology and product development	13,374	13,728
General and administrative	38,665	48,347
Depreciation and amortization	7,670	9,591

Total Operating Expenses	125,885	124,502

Loss from Operations	(80,860)	(76,296)
Other Income (Expense)
Gain on extinguishment of debt	—	7,017

	Nine Months Ended September 30,
(In thousands)	2022	2021
Convertible promissory note fair value adjustment	3,896	(4,549)
Warrant liability fair value adjustment	(17,521)	(30,332)
Interest expense, net	(7,903)	(2,388)
Other Income, net	1,258	492

Total Other Income (Expense)	(20,270)	(29,760)

Loss, before Income Tax Benefit	(101,130)	(106,056)
Income Tax Benefit	(547)	(797)

Net Loss	(100,583)	(105,259)

Foreign Currency Translation Loss	(19,553)	(8,095)

Comprehensive Loss	$(120,136)	$(113,354)

The following table sets forth the components of our consolidated statements of operations and comprehensive loss for each of the periods presented as a percentage of Total Revenues:

	Nine Months Ended September 30,
(In thousands)	2022	2021
Service revenue	98	97
Lease revenue	2	3

Total Revenues	100	100

Costs and Expenses
Cost of revenue (exclusive of depreciation and amortization):
Service	8	9
Lease	—	—
Sales and marketing	50	27
Operations and support	88	74
Technology and product development	30	28
General and administrative	86	100
Depreciation and amortization	17	20

Total Operating Expenses	279	258

Loss from Operations	(179)	(158)
Other Income (Expense)
Gain on extinguishment of debt	—	15
Convertible promissory note fair value adjustment	9	(9)
Warrant liability fair value adjustment	(39)	(63)
Interest expense, net	(18)	(5)
Other Income, net	3	1

Total Other Income (Expense)	(45)	(61)

Loss, before Income Tax Benefit	(224)	(219)
Income Tax Benefit	(1)	(2)

Net Loss	(225)	(217)

Foreign Currency Translation Loss	(43)	(17)

Comprehensive Loss	(267)	(234)

Comparison of the Nine Months Ended September 30, 2022 and 2021

Total Revenues

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Service revenue	$43,967	$46,733	(6)%
Lease revenue	1,058	1,473	(28)%

Total Revenues	$45,025	$48,206	(7)%

Total revenues decreased by $3.2 million, or 7%, for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. Fluctuations in the U.S. dollar compared to the Euro unfavorably impacted our Total revenues by $2.5 million for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021.

Service revenue decreased by $2.8 million, or 6%, driven primarily by an increase of $3.0 million in incentives to attract new customers onto the marketplace, a contra-revenue component of our Service revenue, partially offset by incremental Service revenue attributable to an increase in our GBV on a per trip basis. See “Key Business Metrics” below for a discussion of GBV.

Lease revenue decreased by a total of $0.4 million, or 28%, primarily due to Hosts’ greater utilization of parking locations outside of our marketplace of parking providers, which reduced the overall number of parking spaces generating Lease revenue.

Cost of Revenue (exclusive of depreciation and amortization)

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Service	$3,754	$4,306	(13)%
Lease	90	136	(34)%

Total cost of revenue	$3,844	$4,442	(13)%
Percentage of total revenues	9%	9%

Total cost of revenue (exclusive of depreciation and amortization) decreased $0.6 million, or 13%, for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. The overall decrease derived from operational efficiency improvements we continue to make.

Sales and Marketing

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Sales and marketing	$22,736	$12,942	76%
Percentage of total revenues	50%	27%

Sales and marketing expenses increased $9.8 million, or 76%, for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. The increase was primarily attributable to a year-over-year increase of $9.9 million in brand advertising and related expenses as a result of active investment in marketing, partially offset by a $0.1 million decrease in compensation expense of sales and marketing personnel.

Operations and Support

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Operations and support	$39,596	$35,452	12%
Percentage of total revenues	88%	74%

Operations and support expenses increased $4.1 million, or 12%, for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. The increase was primarily attributable to a $1.6 million increase in compensation expense due to increases in headcount and wages as we continue to scale our operations, a $1.7 million increase in insurance claims expenses due to supply chain disruptions which increased our vehicle repair costs, and a $0.6 million increase in towing costs.

Technology and Product Development

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Technology and product development	$13,374	$13,728	(3)%
Percentage of total revenues	30%	28%

Technology and product development costs decreased $0.4 million, or 3%, for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. The change was primarily driven by $1.6 million reduction in stock-based compensation expense, partially offset by hiring of temporary engineering staff to support our growth plans.

General and Administrative

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
General and administrative	$38,665	$48,347	(20)%
Percentage of total revenues	86%	100%

General and administrative expenses decreased $9.7 million or 20%, for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. The decrease was largely attributable to $11.0 million in contingent compensation expense that occurred in 2021 that did not reoccur in 2022 (see Note 4 — Contingent Compensation to our consolidated financial statements included in Form 8-K and the proxy statement/prospectus) as well as a $1.7 million reduction in stock-based compensation expense. The decrease was partially offset primarily by a $1.2 million increase in professional services in connection with preparation for becoming a public company, a $0.8 million increase in bad debt expense, a $0.5 million increase in excess insurance cost, and a $1.1 million increase in recruiting expense.

Depreciation and Amortization

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Depreciation and amortization	$7,670	$9,591	(20)%
Percentage of total revenues	17%	20%

Depreciation and amortization expense decreased $1.9 million, or 20%, for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. The net decrease is, in part, due to a $0.4 million impairment expense for a write down of property and equipment in the Netherlands during 2021. No similar impairment expense occurred in 2022. The decrease in depreciation and amortization was also attributable to certain intangibles that were fully amortized in 2021, as well as to the decrease in value of the Euro as compared to the U.S. Dollar.

Gain on Extinguishment of Debt

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Gain on extinguishment of debt	—	$7,017	100%
Percentage of total revenues	—	15%

Gain on extinguishment of debt decreased by $7.0 million, or 100%, for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021. In June 2021 our Paycheck Protection Program loan in the amount of $7.0 million was forgiven in full, and no similar gain on extinguishment of debt occurred during the nine months ended September 30, 2022.

Convertible Promissory Note Fair Value Adjustment

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Convertible promissory note fair value adjustment	$3,896	$(4,549)	186%
Percentage of total revenues	9%	(9)%

Loss on convertible promissory note fair value adjustment increased by $8.4 million, or 186%, for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021. Convertible promissory note fair value adjustment fluctuates with the changes in fair value of the underlying financial instruments. Please refer to Note 3 – Fair Value Measurements to our consolidated financial statement included in the Form 8-K and the proxy statement/prospectus for additional details on fair valuation of underlying securities.

Warrant Liability Fair Value Adjustment

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Warrant liability fair value adjustment	$(17,521)	$(30,332)	42%
Percentage of total revenues	(39)%	(63)%

Warrant liability fair value adjustment decreased by $12.8 million, or 42%, for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. Change in fair value of the warrant liability fluctuates with the changes in the fair value of the underlying securities. Please refer to Note 3 – Fair Value Measurements to our consolidated financial statement included in the Form 8-K and the proxy statement/prospectus for additional details on fair valuation of underlying securities.

Interest Expense, Net

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Interest expense, net	$(7,903)	$(2,388)	231%
Percentage of total revenues	(18)%	(5)%

Interest expense, net, increased by $5.6 million, or 231%, for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. The increase was primarily driven by an increase in our long-term debt. There was $75.0 million in notes payable issued in October of 2021 that resulted in increased interest expense during the nine months ended September 30, 2022.

Other Income, Net

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Other income, net	$1,258	$492	156%
Percentage of total revenues	2%	1%

Other income, net increased by $0.8 million, or 156%, for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021, attributable to change in realized and unrealized foreign currency exchange gains and losses, and a mix of miscellaneous expenses unrelated to our core operations.

Income Tax Benefit

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Income tax benefit	$547	$797	(31)%
Percentage of total revenues	(1)%	(2)%

Income tax benefit decreased for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. The decrease was primarily attributable to the tax impact of the intercompany transfers of property between tax jurisdictions.

Key Business Metrics

We use the following key business metrics to measure our performance, identify trends relevant to our business, formulate financial projections and operating plans, and make strategic decisions. As a marketplace platform we have two main key business metrics: Gross Booking Value and Trips.

Gross Booking Value

Gross Booking Value (“GBV”) represents the dollar value of all service transactions on our platform during a period, charged to both guests and hosts, net of cancellations. This includes charges for transactions resulting from all revenue generating activities, inclusive of all pass-through fees and taxes, net of lease revenue. As such, we consider GBV to be a key indicator of our market scale. Growth of GBV reflects our ability to attract and retain guests and hosts on our platform.

	Nine Months Ended September 30,
(In thousands)	2022	2021
Gross Booking Value	$136,783	$127,759

For the nine months ended September 30, 2022, GBV amounted to $136.8 million, an increase of $9.0 million, or 7%, from the nine months ended September 30, 2021, primarily attributable to the increase in Trip count and improvements in revenue management which generated higher GBV per Trip, partially offset by the unfavorable impact from fluctuations in the U.S. dollar compared to the Euro, as discussed elsewhere in this document.

Trips

Trips are a measure of unit transactions in our marketplace, one of the key variables impacting our service revenue. Trips represent the number of non-cancelled unique bookings that ended during the period, net of trips contributing to lease revenue. A Trip represents a single unit of transaction on our platform. We expect the number of Trips to grow as we attract prospective guests to the platform and as already existing cohorts of guests increase their activity on our platform.

	Nine Months Ended September 30,
(In thousands)	2022	2021
Trips	722	712

For the nine months ended September 30, 2022, we facilitated 722 thousand Trips, an increase of 10 thousand or 1% from the 712 thousand Trips during the nine months ended September 30, 2021. The overall increase in Trips is largely attributable to the increase in marketing investments which drove supply increase and higher availability of vehicles, compared to the same period in 2021.

Non-GAAP Financial Measures

We use Net Marketplace Value, Trip Contribution Profit, Trip Contribution Margin and Adjusted EBITDA, each of which are non-GAAP financial measures, in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with the Getaround Board concerning our financial performance. Our definitions of these non-GAAP financial measures may differ from definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar financial measures. Furthermore, these financial measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations that are necessary to run our business. Additionally, a limitation of NMV is that it is a measure that we have defined for internal purposes that may be unique to us, and therefore may not enhance the comparability of our results to other companies in our industry that have similar arrangements but present the impact of fees and commissions differently. Thus, these non-GAAP financial measures should be considered in addition to, and not as a substitute for, or in isolation from, financial measures prepared in accordance with GAAP.

We compensate for these limitations by providing a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure, and to view the non-GAAP financial measures in conjunction with their most directly comparable GAAP financial measures.

Net Marketplace Value

Net Marketplace Value (“NMV”) represents the dollar value of all transactions on our platform contributing to service revenue during a period, charged to both guests and hosts, net of cancellations, hosts’ earnings, incentives, and pass-throughs. NMV does not represent revenue earned by us and is not a substitute for service revenue, which consists of carsharing revenue and Connect subscription revenue recorded in accordance with GAAP. We believe that NMV is a meaningful measure of our operating performance because our ability to generate increases in NMV is strongly correlated to our ability to generate increases in total revenue. Management uses NMV as supplemental information to evaluate the global dollar value of transactions on our platform contributing to service revenue, understand our business and make operating decisions because service revenue by itself is not comparable across geographies due to the accounting treatment of trip insurance related charges to guests. While revenue generated in the United States includes amounts of insurance billed to the guest under GAAP, revenue generated in the rest of the world excludes such amounts under GAAP due to contractual differences.

The following tables present a reconciliation of NMV from the most comparable GAAP measure, Service Revenues, for the periods presented:

	Nine Months Ended September 30,
(In thousands)	2022	2021
Service Revenues	$43,967	$46,733
Plus: EU insurance share(1)	15,922	13,977

Net Marketplace Value	$59,889	$60,710

(1)	Represents the amount of insurance fees charged through the Getaround platform in Europe that are not recognized as revenue.

For the nine months ended September 30, 2022, NMV amounted to $59.9 million, a decrease of $0.8 million, or 1%, from the $60.7 million for the nine months ended September 30, 2021. The change was primarily driven by a $1.9 million increase in the sale of European insurance more than offset by a $2.8 million decrease in Service revenue, including decrease due to the unfavorable fluctuations in the U.S. dollar compared to the Euro discussed elsewhere in this analysis.

Trip Contribution Profit and Trip Contribution Margin

Trip Contribution Profit is defined as our gross profit from Service revenue adjusted for: (i) cost of Service revenue, amortization and depreciation; and (ii) trip support costs, which consist of auto insurance expenses, claims support and customer relations costs. We define Trip Contribution Margin as Trip Contribution Profit divided by Service revenue recognized during the period presented. We believe these measures are leading indicators of our ability to achieve profitability and sustain or increase it over time. Trip Contribution Profit and Trip Contribution Margin are measures we use to understand and evaluate our operating performance and trends. Trip Contribution Profit and Trip Contribution Margin have generally increased over the periods as Service revenue increased while costs considered in the calculation of Trip Contribution Profit decreased as a percentage of Total Revenues.

The following tables present a reconciliation of Trip Contribution Profit from the most comparable GAAP measure, gross profit from Service revenue, for the periods presented:

	Nine Months Ended September 30,
(In thousands, except percentages)	2022	2021
Gross profit from Service revenue	$38,087	$39,857
Gross margin from Service revenue	87%	85%

Plus: Cost of Service revenue, amortization and depreciation	2,126	2,570
Less: Trip support costs	(19,600)	(17,808)

Trip Contribution Profit	$20,613	$24,619
Trip Contribution Margin	47%	53%

Our gross profit from Service revenue is calculated as follows:

	Nine Months Ended September 30,
(In thousands, except percentages)	2022	2021
Service revenue	$43,967	$46,733
Less: Cost of Service revenue, net of amortization and depreciation	(3,754)	(4,306)
Less: Cost of Service revenue, amortization and depreciation	(2,126)	(2,570)

Gross profit from Service revenue	$38,087	$39,857
Gross margin from Service revenue	87%	85%

For the nine months ended September 30, 2022, Trip Contribution Profit amounted to $20.6 million, a decrease of $4 million, or 16%, from the nine months ended September 30, 2021. The change is attributable to a $2.8 million decrease in Service revenue and $1.8 million increase in trip support costs, partially offset by a decrease in cost of Service revenue of $0.6 million.

For the nine months ended September 30, 2022, our Trip Contribution Margin was 47%, a reduction from our Trip Contribution Margin of 53% for the nine months ended September 30, 2021. The reduction in our Trip Contribution Margin is largely attributable to an increase in Trip support costs and an increase in incentives discussed in the Total Revenues section elsewhere in this document.

Adjusted EBITDA

We define Adjusted EBITDA as net income adjusted for: (i) fair value adjustment of instruments carried at fair value; (ii) interest income (expense) and other income (expense); (iii) income tax provision; (iv) gain on extinguishment of debt; (v) depreciation and amortization; (vi) stock-based compensation expense; (vii) contingent compensation; and (viii) certain expenses determined to be incurred outside of the regular course of business which includes: expenses associated with the termination of our leased vehicle supply arrangements, certain legal settlements and business combination-related legal fees, and investments in preparation of going public, initial implementation projects and transaction costs associated with proposed business combinations that are not subject to deferral. Adjusted EBITDA is a key performance measure that we use to assess operating performance and operating leverage of our business. As Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. Accordingly, we believe that Adjusted EBITDA provides useful to investors and others in understanding and evaluating our results of operations in the same manner as our management and board of directors. The items excluded from our Adjusted EBITDA calculation are either non-cash in nature, or not driven by core results of recurring operations and therefore not predictable or recurring, rendering comparisons with prior periods and competitors less meaningful.

The following tables present a reconciliation of Adjusted EBITDA from the most comparable GAAP measure, Net Loss, for the periods presented:

	Nine Months Ended September 30,
(In Thousands)	2022	2021
Net Loss	$(100,583)	$(105,259)
Plus: warrant liability, convertible promissory note and securities fair value adjustment	13,625	34,881
Plus: interest and other income (expense), net	6,645	1,896
Minus: income tax provision	(547)	(797)
Minus: gain on extinguishment of debt	—	(7,017)
Plus: depreciation and amortization	7,670	9,591
Plus: stock-based compensation	4,945	9,420
Plus: contingent compensation	1,180	12,569
Plus: expense not incurred in the regular course of business	1,856	4,740

Adjusted EBITDA	$(65,209)	$(39,976)

(1)

Represents retention-based compensation related to a 2019 acquisition (see Note 4 — Contingent Compensation to Getaround’s consolidated financial statements included in the Form 8-K and the proxy statement/prospectus).

For the nine months ended September 30, 2022, Adjusted EBITDA was a loss of $65.2 million, an unfavorable change by $25.2 million, or 63%, from the loss of $40.0 million from the comparable period in 2021, driven primarily by investments in preparation for becoming a public company and a renewed focus on investment in growth.

Liquidity and Capital Resources

Our principal sources of liquidity have historically consisted of cash generated from our financing activities. As of September 30, 2022, our principal sources of liquidity were cash and cash equivalents of $27.2 million, exclusive of restricted cash of $3.6 million. Cash and cash equivalents consisted of institutional money market funds, and similar instruments that have an original maturity date of less than six months and are readily convertible into known amounts of cash. Restricted cash consists of letters of credit collateralizing lease agreements.

As noted above, we have entered into the Merger Agreement with InterPrivate II.

On a pro forma basis, upon consummation of the Business Combination, our cash, cash equivalents and marketable securities would have amounted to approximately $399.1 million at September 30, 2022, under the no redemption scenario, and $145.1 million under the contractual maximum redemption scenario. Based upon our current business plan, we believe that our operating cash flows, together with cash, cash equivalents and marketable securities on hand and the cash we expect to obtain as a result of the Business Combination, and the Convertible Notes Financing, will be sufficient to meet our working capital and capital expenditure requirements for the next 12 months. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus for additional information.

We have incurred cumulative losses from inception through September 30, 2022, and expect to incur additional losses for the foreseeable future. Our ability to fund our operations and capital expenditures without the Business Combination will depend on our ability to generate cash from operating activities which is subject to future operating performance, as well as general economic, financial, competitive, legislative, regulatory, and other conditions, some of which may be beyond our control. We expect operating losses and negative cash flows to continue for the foreseeable future as we continue to develop and promote our platform, as well as to grow our marketplace globally. Although we currently anticipate that our existing cash flows, together with cash, cash equivalents, and marketable securities on hand and the cash we expect to obtain as a result of the Business Combination and the Convertible Notes Financing will be sufficient to meet our working capital and capital expenditure needs for the next twelve months, our future capital requirements depend on many factors, including our needs to support our business growth, to respond to business opportunities, challenges or unforeseen circumstances, or for other reasons. As a result, we may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be adversely affected.

Financing Arrangements

Convertible Notes Payable

In a series of closings in May 2021, June 2021, July 2021, August 2021 and October 2021, Getaround sold $29.4 million aggregate principal amount of Getaround 2021 Bridge Notes pursuant to the Getaround 2021 Bridge Note Purchase Agreement. The Getaround 2021 Bridge Notes, as subsequently amended, accrue interest at a rate of 0.12% per annum and mature in November 2023. In a series of closings in June 2022, September 2022 and November 2022, Getaround issued a total of $35.4 million aggregate principal amount of Getaround 2022 Bridge Notes pursuant to the Getaround 2022 Bridge Note Purchase Agreement. The Getaround 2022 Bridge Notes accrue interest at a rate of 1.85% per annum and mature in May 2024. Getaround has the right to issue up to an additional $14.6 million of Getaround 2022 Bridge Notes pursuant to the Getaround 2022 Bridge Note Purchase Agreement. As of September 30, 2022, the aggregate principal amount outstanding under the Getaround 2021 and 2022 Bridge Notes, including accrued but unpaid interest, was $58.0 million. In addition, concurrently with the June 2022 issuance of Getaround 2022 Bridge Notes, an immediate family member of management provided an additional $4.75 million in advance financing in anticipation of additional bridge loan financing, which advance was settled in connection with the September 2022 issuance. Please refer to Note 18 – Related - Party Transactions to our unaudited consolidated financial statement included in the Form 8-K and the proxy statement/prospectus for additional details.

Horizon Loan

In November 2020, Getaround entered into a loan agreement with a lender for an $18.0 million note payable (the “Horizon Loan”). On February 28, 2021, Getaround drew upon an additional $7.0 million, for a total note payable of $25.0 million. The Horizon Loan accrued interest at a rate of 10.5% per annum and had a maturity date of December 1, 2024. On October 8, 2021, the Horizon Loan was paid off and refinanced with the Deutsche Bank Loan, discussed below.

Deutsche Bank Loan

In October 2021, Getaround entered into the 2021 Credit Agreement for a $75.0 million note payable, with Deutsche Bank as the lead arranger (as amended, the “Deutsche Bank Loan”). Getaround used a portion of the proceeds to pay off the then-outstanding indebtedness under the Horizon Loan along with related early repayment fees. The Deutsche Bank Loan matures on October 7, 2023 and Getaround must make monthly interest-only payments at a rate of 10% per annum for the first twelve months, 11% per annum during the next six months, and 12% per annum for the remaining term of the note until the maturity date, at which point the principal is to be paid in full along with a final payment fee of $4,125,000. Getaround pledged as collateral all intellectual property held in the U.S., which has no book value, and Getaround’s equity interests of its subsidiaries.

The 2021 Credit Agreement requires mandatory repayments in the event of either (1) an acceptable SPAC transaction or acceptable primary equity issuance with a valuation of Getaround’s equity interests of at least $1.0 billion is not consummated on or prior to November 30, 2022, or (2) if our total revenues as of the last day of any fiscal quarter ending on or after September 30, 2022 is below a certain threshold for the last twelve months. Upon either event, Getaround is required to repay 4.17% (8.34% for the first month following a transaction consummation event or for the first two months following a revenue threshold event) of the principal amount outstanding as of the date of the event payable monthly on the first business day of the immediately following month and continuing until the maturity date. Subsequent compliance after the initial event will not alter the monthly mandatory repayment obligation.

Additionally, the 2021 Credit Agreement also requires mandatory repayment if, after entering into the 2021 Credit Agreement, Getaround: (i) receives any cash proceeds from any capital contribution or any issuance of subordinated debt or equity interests, other than those permitted, of an amount equal to 100% of the net cash proceeds of the respective issuance and shall be applied pro rata on such date, provided the issuance is based on a valuation of all equity interests of Getaround of an amount equal to or greater than $1.0 billion, such repayment shall not exceed $40.0 million. (ii) receives any cash proceeds from any issuance or incurrence of indebtedness, other than permitted, of an amount equal to 100% of the net cash proceeds of the respective incurrence of indebtedness which shall be applied pro rata on such date; (iii) receives any cash proceeds from any asset sale in which the proceeds exceed $1.0 million per transaction or series of related transactions and $5.0 million in the aggregate per fiscal year, of an amount equal to 100% of the net sale proceeds which shall be applied pro rata on such date, subject to certain exceptions; (iv) experiences a change of control; and (v) receives any cash proceeds from any recovery event, unless such proceeds don’t exceed $1,000,000 in aggregate for all such recovery events over the term of the loan or if the proceeds are in respect to automobile insurance claims made in the ordinary course of business, of an amount equal to 100% of the net cash proceeds from such event which shall be applied pro rata on such date, subject to certain exceptions.

The 2021 Credit Agreement contains various non-financial covenants. Getaround was in compliance with all covenants as of September 30, 2022. As of September 30, 2022, the outstanding debt obligations under the 2021 Credit Agreement were $75.0 million. Under the terms of the Merger Agreement, the 2021 Credit Agreement will be repaid in full at the Closing.

Prêt Garanti par l’État (“PGE”) Loan

In response to the COVID-19 pandemic, the French Government enacted a State Guarantee Scheme for new loans granted by financial institutions to aid French businesses from the period of March 16, 2020 through June 30, 2022. Loans cannot have a duration exceeding a period of six years from the date of the first disbursement. In November 2020, Getaround entered into loan agreements with three French lenders for a total of 4.5 million euros of notes payable (collectively, the “PGE Loan”), of which 3.0 million euros of the notes were interest free during the initial one-year term with the remaining 1.5 million euros having a 2.25% fixed interest rate and a recurring annual payment of 300,000 euros beginning September 2021 through June 2026. The notes payable of 3.0 million euros initially were to mature during November 2021 and were to be paid in full.

During January 2021, the payment terms of the 1.5 million euros loan were amended to have a recurring quarterly payment of 75,000 euros beginning September 2021 through June 2026. On July 13, 2021, Getaround entered into a discussion to amend the terms of the PGE Loan to defer first payments on 3.0 million euros of the loan due November 2021 to November 2022. Prior to the amendment, all 3.0 million euros of the loan principal was due in November 2021. The amendment to the payment terms of the PGE Loan was made through two agreements. Effective August 27, 2021, the first agreement deferred a first payment, where the principal of 600,000 euros was to be paid in full in November 2021, to be paid in monthly installments of 12,000 euros beginning December 2022 through November 2026 and added a 0.7% fixed interest rate. Effective October 1, 2021, the second agreement deferred a first payment, where the principal of 2.4 million euros was to be paid in full in November 2021, to be paid in monthly installments of 49,000 euros beginning December 2022 through November 2026 and added a 1.44% global effective rate.

As of September 30, 2022, the outstanding debt obligations under the PGE Loan were 4.1 million euros.

Paycheck Protection Program

The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted on March 27, 2020. Among the provisions contained in the CARES Act is the creation of the Paycheck Protection Program (“PPP”) that provides for Small Business Administration (“SBA”) Section 7(a) loans for qualified small businesses. On May 1, 2020, Getaround received total proceeds of $6,938,000 pursuant to the PPP (the “PPP Loan”). In accordance with the loan forgiveness requirements of the CARES Act, Getaround used the proceeds from the PPP Loan primarily for payroll costs, rent and utilities. The interest rate on the PPP Loan is a fixed rate of 1% per annum. The PPP Loan was to mature on April 30, 2022.

In June 2021, Getaround’s PPP Loan principal of $6,938,000 and accrued interest of $79,000 was forgiven by the SBA, of which $17,000 interest expense was recognized during the six months ended June 30, 2021. The PPP Loan and application for forgiveness of the loan remain subject to review and audit by SBA for compliance with program requirements. Accordingly, Getaround is subject to audit or review by federal or state regulatory authorities as a result of applying for and obtaining the PPP Loan, and for obtaining forgiveness of the loan. If we were to be audited or reviewed and receive an adverse determination or finding in such audit or review, we could be required to return or repay the full amount of the applicable loan and could be subject to fines or penalties, which could reduce our liquidity and adversely affect our business, financial condition and results of operations.

Cash Flows

The following tables summarize our cash flows for the periods indicated:

	Nine Months Ended September 30,
(In thousands)	2022	2021
Net cash used in operating activities	$(63,206)	$(53,338)
Net cash provided by (used in) investing activities	(1,607)	(490)
Net cash provided by financing activities	31,685	38,157
Effect of foreign currency translation on cash, cash equivalents and restricted cash	(2,522)	(1,182)

Net change in cash, cash equivalents and restricted cash and cash equivalents	$(35,650)	$(16,853)

Operating Activities

Net cash used in operating activities was $63.2 million and $53.3 million for the nine months ended September 30, 2022 and 2021, respectively. Comparability of operating cash flows between comparable periods was impacted by changes in working capital primarily driven by following factors: (i) sales volumes and timing of collections, (ii) volume of purchases and timing of payments, (iii) timing and volume of payments related to the cash portion of the contingent compensation liability incurred in connection with the 2019 Acquisition, and (v) fluctuations in liability from obligation to remit insurance fees collected on behalf of an insurance company in Europe due to the timing of payments.

Investing Activities

Net cash used in investing activities during the nine months ended September 30, 2022 amounted to $1.6 million, consisting entirely of purchases of property and equipment.

Net cash used in investing activities during the nine months ended September 30, 2021 amounted to $0.5 million, consisting entirely of purchases of property and equipment.

Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2022 was $31.7 million, consisting of repayment of a portion of the Prêt Guaranty par l’État Loan, offset by proceeds from the issuance of Bridge loans and exercise of common stock options.

Net cash provided by financing activities for the nine months ended September 30, 2021 was $38.2 million, primarily consisting of $7.0 million in proceeds from the issuance of notes payable, $1.3 million in proceeds from the exercise of stock options, $0.9 million in proceeds from the issuance of convertible redeemable preferred stock warrants, $0.6 million in proceeds from the issuance of convertible redeemable preferred stock, and $28.4 million in proceeds from the issuance of subordinated convertible promissory notes payable.

Contractual Obligations and Commitments

Contractual obligations are cash amounts that we are obligated to pay as part of certain contracts that we have entered into during the normal course of business. Below is a table that shows our contractual obligations as of December 31, 2021:

	Payments Due by Period
(In thousands)	Total	Less than 1 Year	1-3 years	3-5 years	More than 5 years
Long Term Debt(1)	$79,923	$464	$77,359	$2,100	$—
Operating Leases(2)	32,580	3,990	8,298	4,295	15,997

Total Contractual Obligations	$112,503	$4,454	$85,657	$6,395	$15,997

(1)	Refer to Note 11 - Notes Payable to our consolidated financial statements included in the Form 8-K and the proxy statement/prospectus.
(2)	Refer to Note 12 - Commitments and Contingencies to our consolidated financial statements included in the Form 8-K and the proxy statement/prospectus.

The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding. Obligations under contracts that we can cancel without a material penalty are not included in the table above. There were no material modifications to what comprises our contractual obligations between December 31, 2021 and September 30, 2022.

During second and third quarter of 2022, we issued and sold Subordinated Convertible Promissory Notes in an aggregate principal amount of $31.8 million. These notes accrue interest at a rate of 1.85% per annum and mature in May 2024.

Contingencies

We are involved in claims, lawsuits, indirect tax matters, and proceedings arising from the ordinary course of our business. Legal fees and other expenses associated with such actions are expensed as incurred. We record a provision for a liability when we determine that a loss-related matter is both probable and reasonably estimable. We disclose material contingencies when we believe that a loss is not probable but reasonably possible and can be reasonably estimated. These claims, suits, and proceedings are inherently unpredictable and subject to significant uncertainties, some of which are beyond our control. Determining both probability and the estimated amount is inherently uncertain and requires making numerous judgments, assumptions, and estimates. Many of these legal and tax contingencies can take years to resolve. Should any of these estimates and assumptions change or prove to be incorrect, it could have a material impact on our results of operations, financial position, and cash flows.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

For a description of our significant accounting policies, see Note 2 - Summary of Significant Accounting Policies to our consolidated financial statements included in the Form 8-K and the proxy statement/prospectus.

The critical accounting policies requiring estimates, assumptions, and judgments that we believe have the most significant impact on our financials are described below.

Fair Value Measurements

We measure fair value based on the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. We use significant unobservable inputs to estimate the fair value of certain assets and liabilities.

Company Valuation and Fair Value Calculation of Convertible Redeemable Preferred Stock Warrants & Common Stock Warrant Liability, and Convertible Promissory Notes

In the absence of a public trading market, the fair value of our common stock was determined by the Getaround Board. The Getaround Board considers numerous objective and subjective factors to determine the fair value of our common stock at each meeting in which awards are approved. The factors considered include, but are not limited to:

(i)	the results of contemporaneous independent third-party valuations of our common stock;

(ii)	the prices, rights, preferences and privileges of our preferred stock relative to those of our common stock;

(iii)	the lack of marketability of our common stock;

(iv)	actual operating and financial results;

(v)	current business conditions and projects;

(vi)	the likelihood of achieving a liquidity event; and

(vii)	precedent transactions involving our shares.

The fair value of our common stock was determined with an option pricing method (“OPM”) that utilizes both income and market approaches, which are probability weighted depending on the scenario of (i) a consummation of a business combination transaction with a special purpose acquisition company or (ii) remaining private.

The valuation methodology utilized under the remain private scenario was determined by first valuing our total equity, as of the end of each reporting period. This value was determined utilizing both income and market approaches which were weighted equally in the valuation. The income approach was applied through the use of a discounted cash flow analysis and the market approach was applied through the use of guideline public company multiples that were used to value our company under certain scenarios.

In determining the value under the consummation of a business combination transaction with a special purpose acquisition company scenario, we utilized the preliminary terms of the letter of intent with such special purpose acquisition company. In addition, as the letter of intent provides shareholders the right to receive an earnout, we determined the probability-weighted value per share associated with the earnout by utilizing a Monte Carlo simulation to determine the probability of achieving the earnout and its fair value.

The fair value of our redeemable convertible preferred and common stock warrants is estimated based on the probability weighted average values from (i) a Black-Scholes calculation and (ii) the fair value calculated from the Company Valuation OPM under the scenario of remaining private. The value from the Black-Scholes calculation reflects the value in an initial public offering scenario with the contractual term of the warrants, which is weighted by an estimated probability of a potential initial public offering at the applicable valuation. The value from the OPM reflects the value in an alternative exit scenario at which point the warrants were expected to be exercised. The OPM value was weighted by an estimated probability of a potential alternative exit event at the applicable valuation date.

The significant unobservable inputs into the valuation model used to estimate the fair value of the redeemable convertible preferred and common stock warrants include:

•	the timing of potential events (for example, a potential sale of the business or public offering) and their probability of occurring,

•	the selection of guideline public company multiples,

•	a discount for the lack of marketability of the preferred and common stock,

•	the projected future cash flows, and

•	the discount rate used to calculate the present-value of the estimated equity value allocated to each share class.

In determining the fair value our convertible promissory notes, we applied the probability weighted expected return method (“PWERM”). The PWERM determines the value of an instrument based upon an analysis of future values for the potential instrument payouts under different future outcomes. The instrument value is based upon the present value of the probability of each future outcome becoming available to the instrument holders, and the rights of each security. Utilizing the PWERM, we assessed the probability that the convertible promissory notes would be converted to common stock through the consummation of a business combination transaction with a special purpose acquisition company or as a result of a qualified financing. Additional inputs used in applying the PWERM are: (i) the expected timing of the conversion, (ii) the amount subject to equity conversion, the sum of the notes’ principal and unpaid accrued interest, (iii) the contractual conversion price adjustment, and (iv) the discount rate, based on considerations of the comparable cost of capital for private mezzanine debt investments, and current market yields for CCC-rated corporate bonds.

An increase or decrease in any of the unobservable inputs in isolation could result in a material increase or decrease in the estimated fair value. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on the estimated fair value.

Stock-Based Compensation

We measure compensation expense for all stock-based payment awards, including stock options and restricted stock units granted to employees, directors and nonemployees based on the estimated fair value of the awards on the date of grant. The fair value of each stock option granted is estimated using the Black-Scholes option-pricing model. The determination of the grant date fair value using an option-pricing model is affected by our estimated common stock fair value, as well as assumptions regarding a number of other complex and subjective variables. These variables include our expected stock price volatility over the expected term of the award, actual and projected employee stock option exercise behaviors, risk-free interest rate for the expected term of the award and expected dividends. Stock-based compensation is recognized on a straight-line basis over the requisite service period. These amounts are reduced by forfeitures as the forfeitures occur.

Recent Accounting Pronouncements

For information on recently issued accounting pronouncements, see Note 2 — Summary of Significant Accounting Policies to our consolidated financial statements included in the Form 8-K and the proxy statement/prospectus.

Quantitative and Qualitative Disclosures About Market Risk.

We are exposed to market risks in the ordinary course of our business, which primarily relate to fluctuations in inflation and foreign currencies. Such fluctuations to date have not been significant.

Inflation Risk

We do not believe that inflation, including inflationary pressures arising from the effects of supply chain disruption, has had a material effect on our business, results of operations or financial condition, during the periods presented in “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations” above. Nonetheless, if our marketplace or costs were to become subject to significant inflationary pressures, we may not be able to maintain our unit economics or fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Inflationary pressure as well certain global events in 2022 have also impacted the cost of fuel paid by our guests. While nearly all transportation alternatives have faced this same increased cost, increasing fuel prices may lead some potential customers to travel less, thereby reducing demand for our service and adversely impacting our results of operations. We do not believe that rising fuel prices have had a material impact on our business, results of operations or financial condition during the periods presented in “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations” above.

Foreign Currency Exchange Risk

We transact business globally in multiple currencies. Our international revenue, as well as costs and expenses denominated in foreign currencies, expose us to the risk of fluctuations in foreign currency exchange rates against the U.S. dollar. We are exposed to foreign currency risks related to our revenue and operating expenses, along with certain intercompany transactions, denominated in currencies other than the U.S. dollar, primarily the Euro and Norwegian Kroner and to a lesser degree, the British pound. Accordingly, changes in exchange rates may negatively affect our future revenue and other operating results as expressed in U.S. dollars. Our foreign currency risk is partially mitigated as our entities that primarily recognize revenue in currencies other than the U.S. dollar incur expenses in the same underlying currencies and as such we do not believe that foreign currency exchange risk has had a material effect on our business, results of operations or financial condition.

We have experienced, and will continue to experience, fluctuations in our net loss as a result of transaction gains or losses related to remeasurement of our asset and liability balances that are denominated in currencies other than the functional currency of the entities in which they are recorded. These items are presented within Other income (expense), net in our consolidated statements of operations.

Interest Rate Risk

In response to increased inflation risk, many central banks across the globe, and in the markets where we operate, have increased key interest rates and may increase rates further in the future. While these interest rate increases have not directly impacted Getaround in the financial reporting periods presented in the Form 8-K and the proxy statement/prospectus, there could be adverse impacts to our cost of borrowing should the Company seek additional credit financing in the future. We do not have any plans at this time to seek credit financing not otherwise described in this proxy statement/prospectus. We are also monitoring the potential impact to our host community in determining whether increased costs of borrowing are impacting their ability to access auto financing. We believe that our revenue and pricing model sufficiently addresses this risk by ensuring that hosts are generating enough revenue to offset any potential increases to their borrowing costs in the future. We believe this risk may be further mitigated should the increased cost of auto financing lead to reduced consumer demand for car ownership and increased demand for our service.

Supply Chain Risk

Beginning in the third quarter of 2020, the supply of vehicles suitable for our marketplace has been negatively impacted by COVID-19, the global semiconductor supply chain shortage and related economic factors affecting the automotive industry. The shortage has reduced the manufacturing output and new vehicle inventory of OEMs, which has in turn increased prices for used cars in a significant manner. As a result, it has become more expensive for existing hosts to add eligible vehicles to our marketplace, and prospective hosts may be more hesitant to share their vehicles with us. Furthermore, given the historically high prices for used vehicles, existing hosts may be more likely to sell their vehicles than continue to make them available for sharing in our marketplace.

We have been able to mitigate the impact of the supply chain shortage through product and pricing changes and thereby have reduced the impact of these developments on our results of operations and financial condition during the periods presented in “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations” above. However, if the current supply chain shortages and related economic factors affecting the automotive industry do not resolve, or if they were to worsen, and if we were unable to offset those impacts via changes to our product or pricing, or if customers do not accept those changes, our results of operations and financial condition would be materially and adversely impacted.